Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 7, 2013, with respect to the financial statements of Power Gala Corp. contained in the Amended Registration Statement and Prospectus of Power Gala Corp. filed on September 30, 2013. We hereby consent to the use of the aforementioned report in this Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.
West Palm Beach, FL
September 30, 2013